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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

LoopNet, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
543524 30 0
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	543524 30 0

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	STF III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,770,892

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,770,892

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,770,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	543524 30 0

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	SPECIAL VENTURE PARTNERS III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,770,892

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,770,892

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,770,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	543524 30 0

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	David E. Gold

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,770,892

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,770,892

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,770,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	543524 30 0

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Nancy D. Burrus

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,770,892

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,770,892

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,770,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	543524 30 0

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Guy H. Conger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,770,892

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,770,892

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,770,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1
(a)	Name of Issuer: LoopNet, Inc.

(b)	Address of Issuer’s Principal Executive Offices: 185 Berry Street, Suite 4000, San Francisco, CA 94107
Item 2
(a)	Name of Person Filing: This Schedule 13 G is being filed jointly by STF III, L.P., Special Venture Partners III, LLC, David E. Gold, Nancy D. Burrus and Guy H. Conger (collectively, the “Reporting Persons”)

(b)	Address of Principal Business Office: 1690 Woodside Road, Suite 103, Redwood City, CA 94063

(c)	Citizenship:STF III, L.P. is a Delaware limited partnership, Special Venture Partners III, LLC is a Delaware limited liability company and each of David E. Gold, Nancy D. Burrus and Guy H. Conger are citizens of the United States.

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 543524 30 0
Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a: N/A
Item 4. Ownership.
(a)	Amount beneficially owned:

STF III, L.P.:	2,770,892
Special Venture Partners III, LLC:	2,770,892
David E. Gold:	2,770,892
Nancy D. Burrus:	2,770,892
Guy H. Conger:	2,770,892
(b)	Percent of class:

STF III, L.P.:	7.3%
Special Venture Partners III, LLC:	7.3%
David E. Gold:	7.3%
Nancy D. Burrus:	7.3%
Guy H. Conger:	7.3%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

STF III, L.P.:	0
Special Venture Partners III, LLC:	0
David E. Gold:	0
Nancy D. Burrus:	0
Guy H. Conger:	0
(ii)	Shared power to vote or to direct the vote:

STF III, L.P.:	2,770,892
Special Venture Partners III, LLC:	2,770,892
David E. Gold:	2,770,892
Nancy D. Burrus:	2,770,892
Guy H. Conger:	2,770,892

(iii)	Sole power to dispose or to direct the disposition of:

STF III, L.P.:	0
Special Venture Partners III, LLC:	0
David E. Gold:	0
Nancy D. Burrus:	0
Guy H. Conger:	0
(iv)	Shared power to dispose or to direct the disposition of:

STF III, L.P.:	2,770,892
Special Venture Partners III, LLC:	2,770,892
David E. Gold:	2,770,892
Nancy D. Burrus:	2,770,892
Guy H. Conger:	2,770,892
Item 5. Ownership of Five Percent or Less of a Class. N/A
Item 6. Ownership of More than Five Percent on Behalf of Another Person. N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A
Item 8. Identification and Classification of Members of the Group. N/A
Item 9. Notice of Dissolution of Group. N/A
Item 10. Certification. N/A

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 7, 2007

STF III, L.P.

By:	Special Venture Partners III, LLC
Its General Partner

By:	/s/ David E. Gold

David E. Gold, Managing Partner

SPECIAL VENTURE PARTNERS III, LLC

By:	/s/ David E. Gold

David E. Gold, Managing Partner

/s/ David E. Gold

David E. Gold

/s/ Nancy D. Burrus

Nancy D. Burrus

/s/ Guy H. Conger

Guy H. Conger